Exhibit 3.1
AMENDED AND RESTATED CHARTER

OF

FORIAN INC.

Forian Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended, such that the following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

FIRST:	The name of the corporation (which is hereinafter called the “Corporation”) is: Forian Inc.

SECOND:	The purposes for which the Corporation is formed are as follows: any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law.

THIRD:
The street address of the principal office of the Corporation in Maryland is is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The Corporation may have such other offices or places of business within or without the State of Maryland as the Board of Directors (the “Board”) may from time to time determine.

FOURTH:	The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Company whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH:
The total number of shares of stock which the Corporation has authority to issue is 100 shares, $0.01 par value per share, of common stock.  The aggregate par value of all authorized shares having a par value is $1.00.  The Board, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SIXTH:
The number of directors of the Corporation shall be one (1) which number may be increased or decreased pursuant to the bylaws of the Corporation. The name of the director who shall serve until the next annual meeting of stockholders and until his successor is duly elected and qualifies is: Max Wygod.  These directors may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise.

SEVENTH:
(a)       The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.

(b)        The Board may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c)        The Board may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

EIGHTH:
Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock or as may otherwise be provided by a contract approved by the Board, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board upon such terms and conditions as may be specified by the Board, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

NINTH:
To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.